Exhibit 99.1

GAP INC. UPDATES INVESTORS ON STRATEGIC PLAN

FOR THE NEXT THREE TO FIVE YEARS

NEW YORK – October 14, 2010 – Gap Inc. (NYSE: GPS), one of the world’s largest specialty retailers, today updated investors on the company’s initiatives to increase its share of the $1.4 trillion global apparel market, through a combination of international and online expansion and improvements in the North American business.

“While never losing sight of our goal to gain market share in our North American businesses, our strong portfolio of brands combined with several powerful platforms such as outlet, online and franchise give us significant global runway,” said Glenn Murphy, chairman and CEO of Gap Inc. “We’re making the investments necessary to shift the balance of revenue over time to come increasingly from our online and international businesses.”

As the company aims to grow overall sales, it projects that by fiscal 2013, international and online sales will account for more than a quarter of its total net sales. Through its stores and online channels, including third-party partnerships, the company will be able to sell products to customers in more than 80 countries by the end of 2010, up from 25 at the start of this fiscal year. By the end of 2010, the company plans to open stores and offer online shopping in China and Italy, two of the top ten apparel markets in the world.

Gap Inc. is also taking steps to gain market share and drive modest, consistent sales improvements in North America. Among the top initiatives: Gap brand is evolving its product aesthetic, marketing and store experience for its target millennial customer; Old Navy is rolling out additional store remodels, with the goal of completing 35 percent of its fleet by the end of 2011; and Banana Republic is refining its marketing and testing new store formats.

“Our economic model is strong and allows us to generate significant cash for investors as we make our strategic growth investments,” said Sabrina Simmons, chief financial officer of Gap Inc. “We have demonstrated over the last three years our ability to deliver earnings growth as we improve return on invested capital.”

In the detailed business update, the company announced a range of initiatives aimed at increasing overall net sales, including the following: exploring opportunities to open Old Navy stores outside North America; leveraging the Gap brand store openings in China and Italy this fall to spur growth through its online channels and outlet stores; and doubling online net sales by 2015 as it expands Piperlime and Athleta and brings its online platform to Japan in 2011. The company also announced plans to double the number of franchise stores from 200 to 400 by 2015.

Several members of the Gap Inc. management team presented business updates, highlighted by:

Gap Brand: Marka Hansen, President, North America

With its accessible premium positioning, Gap is working towards gaining market share by evolving product to a more modern, current aesthetic and elevating the store experience for its 25 to 35 year old target customer. After reinventing key bottoms categories such as 1969 premium denim, men’s khakis and women’s black pants, Gap is focused on delivering more versatility across multiple occasions, including more feminine, emotional tops. To enhance the shopping experience, the brand continues to invest in its 1969 denim presentations and optimize the size of its fleet with smaller, more energetic store environments.

Banana Republic: Jack Calhoun, President, North America

With its affordable luxury position and a solid, healthy business, Banana Republic is focused on pursuing consistent top-line growth. After rebalancing the product assortment to offer customers versatility, the team is concentrating on driving traffic through marketing that showcases its modern, effortless style and brand-appropriate, innovative promotions, such as its popular “Mad Men” and “After 5” events. Following the positive response to a new store design, Banana Republic is opening four additional stores with the new look and service model this year.

Old Navy: Tom Wyatt, President, North America

With its clear customer target and a quarter of its fleet remodeled, Old Navy re-established itself as a fun, family brand offering compelling value in 2008, and is now focused on delivering consistent top line sales improvements. The brand is rebalancing its product assortment mix between basics, seasonal basics and fashion; being creative with its online marketing mix to reach more customers and testing growth opportunities such as accessories, licensing, and register lane strategy.

Gap Inc. Direct: Toby Lenk, President

After crossing the $1 billion threshold in net sales in fiscal 2008, Gap Inc. Direct is working to reach $2 billion in annual sales and $500 million in operating income by fiscal 2014. This growth will come from a variety of sources including increasing the base in the United States, building on the Canada e-commerce launch, and expanding into 10 countries in the European Union by the end of this year. After expanding its international reach from one country to 80 countries earlier this year, the division is exploring bringing Gap, Banana Republic and Old Navy online in Japan in 2011. To gain market share in North America, the company plans to test another Athleta store next year and continue driving the growth of Piperlime by adding more apparel, exclusive collections and men’s fashion.

Europe and International Strategic Alliances: Stephen Sunnucks, President

In the last five years, the company has doubled its store base of European company-owned stores and franchise stores from 165 to 335, and expanded from two to 24 countries. Building off this success, Gap Inc.’s international division is pursuing a multi-channel, multi-model and city-based expansion program. The company is adding Banana Republic stores in the United Kingdom; opening Gap and Banana Republic stores in Milan by the end of 2010; launching online in Italy later this year; and opening its first stores in Rome in 2011. With franchise stores throughout Asia, Eastern Europe, Latin America, the Middle East and now Australia, the company will continue to enter other markets through franchise partnerships.

Investor Meeting Details

The Investor Meeting is being held on Thursday, October 14, 2010 in New York. The conference call and audio webcast will run from 8:45 a.m. to 11:30 a.m. Eastern time.

To access the conference call, please dial (800) 374-0168, or (706) 634-0994 for international callers. The webcast can also be accessed from the Conference Calls & Webcasts page in the Financials & Media section of gapinc.com at http://www.gapinc.com/public/Investors/inv_fin_conf_calls_and_webcast. htm.

(Due to its length, this URL may need to be copied/pasted into your Internet browser’s address field. Remove the extra space if one exists.)

A replay of these sessions will be made available for four weeks after the event and archived on gapinc.com.

Forward-looking statements

This press release, and related conference call and webcast contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements.

Forward-looking statements include statements regarding: (i) gaining market share and increasing sales in North America; (ii) shifting the balance of revenue to online and international; (iii) international and online sales as a percentage of future revenue; (iv) international expansion through e-commerce, company-operated stores, and franchise stores; (v) generating cash while making strategic growth investments; (vi) retail store openings in China and Italy; (vii) opening Old Navy stores outside of North America; (viii) franchise store openings, including the number of stores by fiscal year 2015; (ix) store remodels; (x) growing Gap Inc. Direct sales and operating income by 2015; (xi) expansion of e-commerce into Canada, Europe, China, Japan and other international countries, and the expected results; (xii) opening a West Coast distribution center; (xiii) ship from store capabilities; (xiv) opening Athleta stores; (xv) Outlet expansion internationally; (xvi) delivering sales growth with healthy returns; (xvii) future sales per square foot; (xviii) growing top line sales with healthy margins; (xix) expanding operating margin; (xx) leveraging ROD and operating expenses on higher sales and positive comps; (xxi) increasing sales productivity; (xxii) driving traffic; (xxiii) improving return on invested capital; (xxiv) free cash flow; (xxv) maintaining discipline on costs; (xxvi) distributing excess cash to shareholders; (xxvii) growing earnings per share; (xxviii) upgrading, remodeling and/or consolidating stores; (xxix) net square footage at the end of fiscal year 2010; (xxx) impact of future projects on earnings; (xxxi) earnings per share for fiscal year 2010; (xxxii) depreciation and amortization for fiscal year 2010; (xxxiii) effective tax rate for fiscal year 2010; (xxxiv) operating margin for fiscal year 2010; (xxxv) capital expenditures for fiscal year 2010.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: the risk that the adoption of new accounting pronouncements will impact future results; the risk that the company will be unsuccessful in gauging fashion trends and changing consumer preferences; the risk that changes in general economic conditions or consumer spending patterns will have a negative impact on the company’s financial performance or strategies; the highly competitive nature of the company’s business in the United States and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the risk that the company will be unsuccessful in identifying and negotiating new store locations and renewing or modifying leases for existing store locations effectively; the risk that comparable store sales and margins will experience fluctuations; the risk that the company will be unsuccessful in implementing its strategic, operating and people initiatives; the risk that adverse changes in the company’s credit ratings may have a negative impact on its financing costs, structure and access to capital in future periods; the risk that changes to the company’s information technology systems may disrupt its operations; the risk that trade matters, events causing disruptions in product shipments from China and other foreign countries, or an inability to secure sufficient manufacturing capacity may disrupt the company’s supply chain or operations; the risk that the company’s efforts to expand internationally may not be successful and could impair the value of its brands; the risk that acts or omissions by the company’s third party vendors, including a failure to comply with the company’s code of vendor conduct, could have a negative impact on the company’s reputation or operations; the risk that changes in the regulatory or administrative landscape could adversely affect the company’s financial condition and results of operations; the risk that the company does not repurchase some or all of the shares it anticipates purchasing pursuant to its repurchase program; and the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; any of which could impact net sales, expenses, and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2010. Readers should also consult the company’s quarterly report on Form 10-Q for the fiscal quarter ended July 31, 2010.

These forward-looking statements are based on information as of October 14, 2010. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

SEC Regulation G

The related conference call and webcast also include the non-Generally Accepted Accounting Principle (GAAP) measure – free cash flow – which under SEC Regulation G we are required to reconcile to GAAP measures. Reconciliations of the free cash flow measures to GAAP financial measures are included in the table at the end of this release.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, and Athleta brands. Fiscal 2009 sales were $14.2 billion. Gap Inc. operates about 3,100 stores in the United States, Canada, the United Kingdom, France, Ireland, and Japan. In addition, Gap Inc. is expanding its international presence with franchise agreements in Asia, Australia, Europe, Latin America, and the Middle East. For more information, please visit www.gapinc.com.

Investor Relations:

Aina Konold

415-427-4454

Media Relations:

Louise Callagy

415-699-2963

press@gap.com

The Gap, Inc.

SEC REGULATION G

UNAUDITED

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Fiscal Year (number of weeks)
($ in millions)	2009 (52)	2008 (52)	2007 (52)	2006 (53)	2005 (52)	2004 (52)
Net cash provided by operating activities	$1,928	$1,412	$2,081	$1,250	$1,551	$1,597
Less: Purchases of property and equipment	(334)	(431)	(682)	(572)	(600)	(419)

Free cash flow (a)	$1,594	$981	$1,399	$678	$951	$1,178

(a)	Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric because it represents a measure of how much cash a company has available for discretionary and non-discretionary items after the deduction of capital expenditures, as we require regular capital expenditures to build and maintain stores and purchase new equipment to improve our business. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.